Exhibit 10.3

SECOND REAFFIRMATION AGREEMENT dated as of March 31, 2014 (this “Reaffirmation Agreement”), among NEWMONT USA LIMITED (the “Reaffirming Party”) and JPMORGAN CHASE BANK, N.A., as the Administrative Agent (in such capacity, the “Administrative Agent”).

WHEREAS, Newmont Mining Corporation (the “Company”), the Lenders party thereto and the Administrative Agent are entering into the Second Amendment dated as of the date hereof (the “Amendment”) to the Credit Agreement dated as of May 20, 2011 (as amended by the Amendment and the First Amendment dated as of May 15, 2012, and as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Lenders party thereto and the Administrative Agent;

WHEREAS, the Reaffirming Party and the Administrative Agent are party to the Guarantee Agreement dated as of May 20, 2011 (as affirmed by the Reaffirmation Agreement dated as of May 15, 2012, and as amended, restated, supplemented or otherwise modified from time to time, the “Guarantee Agreement”);

WHEREAS, the parties hereto intend that, after giving effect to the Amendment, (a) the Obligations will continue to be in effect under the Credit Agreement, on the terms set forth therein, and (b) the Guarantee Agreement will continue to support and otherwise benefit the Obligations;

WHEREAS, the Reaffirming Party expects to realize substantial direct and indirect benefits as a result of the Amendment becoming effective and the consummation of the transactions contemplated thereby;

WHEREAS, the execution and delivery of this Reaffirmation Agreement is a condition precedent to the effectiveness of the Amendment and the consummation of the transactions contemplated thereby; and

WHEREAS, capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Credit Agreement or the Amendment, as applicable.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Reaffirmation

SECTION 1.01. Reaffirmation. The Reaffirming Party hereby acknowledges its receipt of a copy of the Amendment and consents to the terms and conditions of the Amendment and the transactions contemplated thereby. The

Reaffirming Party hereby (i) affirms and confirms its guarantee and other commitments and obligations under the Guarantee Agreement and (ii) confirms that the guarantee and other commitments and obligations under the Guarantee Agreement shall continue to be in full force and effect and shall continue to accrue to the benefit of the Lenders notwithstanding the effectiveness of the Amendment.

SECTION 1.02. Credit Agreement as Amended. On and after the date on which the Amendment becomes effective in accordance with its terms, each reference to the “Credit Agreement” (and to any terms defined in the “Credit Agreement”) in any Loan Document shall be deemed a reference to the Credit Agreement (or such terms as defined in the Credit Agreement, as applicable), in each case as amended by the Amendment.

ARTICLE II

Representations and Warranties

The Reaffirming Party hereby represents and warrants, which representations and warranties shall survive execution and delivery of this Reaffirmation Agreement, as follows:

SECTION 2.01. Organization; Powers. The Reaffirming Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry out its business as now conducted and, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 2.02. Authorization; Enforceability. The Reaffirmation Agreement and the transactions contemplated hereby are within the Reaffirming Party’s corporate powers and have been duly authorized by all necessary corporate, and, if required, stockholder action. This Reaffirmation Agreement has been duly executed and delivered by the Reaffirming Party and constitutes a legal, valid and binding obligation of the Reaffirming Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

ARTICLE III

Miscellaneous

SECTION 3.01. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to the Reaffirming Party shall be given to it in care of the Company as provided in Section 9.01 of the Credit Agreement.

SECTION 3.02. Expenses. The Reaffirming Party acknowledges and agrees that the Administrative Agent shall be entitled to reimbursement of its expenses as provided in Section 10 of the Amendment and in Section 9.03 of the Credit Agreement.

SECTION 3.03. Loan Document. This Reaffirmation Agreement is a “Loan Document” executed pursuant to the Amendment and the Credit Agreement and shall be construed, administered and applied in accordance with the terms and provisions thereof.

SECTION 3.04. Successors and Assigns. Whenever in this Reaffirmation Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Reaffirming Party or the Administrative Agent that are contained in this Reaffirmation Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 3.05. Counterparts. This Reaffirmation Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective when a counterpart hereof executed on behalf of the Reaffirming Party shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent. Delivery of an executed signature page to this Reaffirmation Agreement by facsimile transmission or other electronic means shall be as effective as delivery of a manually signed counterpart of this Reaffirmation Agreement.

SECTION 3.06. No Novation. Nothing herein contained shall be construed as a substitution or novation of the Obligations outstanding under the Credit Agreement or any other Loan Document, which shall remain in full force and effect except as modified by the Amendment.

SECTION 3.07. Governing Law; Waiver of Jury Trial. (a) This Reaffirmation Agreement shall be construed in accordance with and governed by the laws of the State of New York.

(b) Each party hereto hereby agrees as set forth in Sections 12 and 16 of the Guarantee Agreement as if each such Section were set forth in full herein.

IN WITNESS WHEREOF, the Reaffirming Party and the Administrative Agent have caused this Reaffirmation Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NEWMONT USA LIMITED,

by	/s/ Thomas P. Mahoney
	Name:	Thomas P. Mahoney
	Title:	Vice President and Treasurer

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by	/s/ Gitanjali Pundir
	Name:	Gitanjali Pundir
	Title:	Vice President

[Signature Page to Reaffirmation Agreement]